Exhibit 3.6
                                                                     -----------
                            CERTIFICATE OF AMENDMENT
                                       TO
                    THE RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          WEBSTER FINANCIAL CORPORATION

                  Webster   Financial   Corporation   (the   "Corporation"),   a
corporation   organized  and  existing  under  and  by  virtue  of  the  General
Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That the Board of Directors of the Corporation, by unanimous vote at a meeting held November 18, 1996, has adopted a resolution declaring the following amendment to the Restated Certificate of Incorporation of the Corporation to be advisable, and has recommended to the shareholders of the Corporation the adoption of such amendment:

                  1.     That the  first  sentence  of the  first  paragraph  of
                         Article 4 of the Restated Certificate of Incorporation of Webster Financial Corporation be amended in its entirety to read as follows:

                              The total number of shares of all classes of the capital stock which the Corporation has authority to issue is thirty three million (33,000,000), of which thirty million (30,000,000) shall be common stock, par value $.01 per share, amounting in the aggregate to three hundred thousand dollars ($300,000), and three million (3,000,000) shall be serial preferred stock, par value $.01 per share, amounting in the aggregate to thirty thousand dollars ($30,000).

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the Shareholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That the amendment to the Restated Certificate of Incorporation of Webster Financial Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Webster Financial Corporation has caused this Certificate of Amendment to be signed by James C. Smith, its Chairman and Chief Executive Officer and attested to by Lee A. Gagnon, its Executive Vice President, Chief Operating Officer and Secretary, dated as of the 30th day of January, 1997.

                                   WEBSTER FINANCIAL CORPORATION



                                   By:      /s/ James C. Smith
                                            ------------------------------------
                                            James C. Smith
                                            Chairman and Chief Executive Officer


ATTEST:



By: /s/ Lee A. Gagnon
    -----------------------------------------------
      Lee A. Gagnon
       Executive Vice President, Chief Operating
           Operating Officer and Secretary

                                       2